Exhibit 99.1

Howard Hughes Holdings Announces Leadership Transition at Vantage

Marc Grandisson Appointed Executive Chairman of Vantage

David Gansberg Named CEO-Designate

THE WOODLANDS, Texas, July 16, 2026 -- Howard Hughes Holdings Inc. (NYSE: HHH) (“Howard Hughes,” “HHH,” or the “Company”) today announced a leadership transition at Vantage Group Holdings Ltd. (“Vantage”) with Marc Grandisson to become Executive Chairman, effective immediately, and David Gansberg to become CEO once his non-competition obligations are no longer in effect by June 2027.

Marc and David bring decades of specialty insurance leadership to Vantage, having spent much of their careers together at Arch Capital Group (NASDAQ: ACGL), which they helped build into one of the world's most respected and profitable specialty insurers and reinsurers.

Mr. Grandisson began his career working with insurance executives including Ajit Jain from Berkshire Hathaway and Paul Ingrey at F&G Re before joining Arch's founding team in 2001. He served as CEO of Arch from 2018 until his retirement in 2024, during which Arch generated a total shareholder return of 298%, or 23.2% per annum, driven by disciplined underwriting and skilled cycle management.

Mr. Gansberg, who also joined Arch in 2001, led the company's Global Mortgage Group as CEO from 2019 to 2024 and built it into a market leader, before being named President of Arch Capital Group with accountability for its Global Insurance Group.

Greg Hendrick, who has served as CEO of Vantage since co-founding the company in 2020, will continue to lead Vantage as CEO until Mr. Gansberg assumes the role, ensuring a seamless transition. Mr. Grandisson will work alongside Mr. Hendrick and the Vantage leadership team during this period.

“In Marc and David, we have two of the most accomplished leaders in the industry to guide Vantage into its next chapter,” said Bill Ackman, Executive Chairman of Howard Hughes. “Greg has built the foundations for an exceptional specialty insurance and reinsurance operation, and we are grateful for his leadership. As we look to the future, Marc’s deep underwriting and operating expertise and David’s proven track record of building profitable, durable insurance businesses position Vantage to scale into a large, highly profitable insurance company and an enduring source of long-term value creation for Howard Hughes and its shareholders for decades to come.”

"When I joined the Howard Hughes board, I saw a company at an exciting inflection point, and my conviction in the opportunity at Vantage has only grown since," said Marc Grandisson. "Vantage is an exceptional diversified insurance platform which offers tremendous opportunity, and I am honored to join the company as Executive Chairman.”

"Building Vantage these past six years has been the privilege of my career," said Greg Hendrick, CEO of Vantage. “We set out to build a specialty reinsurer that sees risk differently — one defined by talent, technology, and a genuine curiosity about the world. I am proud of every person who made it possible. With our recent sale to Howard Hughes, we are now closing our founding chapter and opening an extremely promising long-term future for the company. I am committed to a transition that sets up Marc, David and the Vantage team for even greater success in the future.”

About Marc Grandisson

Marc Grandisson is the former CEO of Arch Capital Group Ltd. (NASDAQ: ACGL), which he joined in 2001 and became CEO in March 2018. Born and raised in Quebec, Canada, he earned an undergraduate degree in Actuarial Science from Université Laval in 1990 and an MBA from the Wharton School of the University of Pennsylvania in 2000. He is a Fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries and served as Chairman of ABIR (the Association of Bermuda Insurers and Reinsurers) from 2021-22. Prior to ACGL, he worked for Berkshire Hathaway, F&G Re, and Towers Watson. Mr. Grandisson is a minority investor in the NHL’s Carolina Hurricanes and the NBA’s Portland Trail Blazers.

About David Gansberg

David Gansberg was President, Arch Capital Group Ltd., beginning Nov. 7, 2024 until his recent departure from the company. As President Mr. Gansberg had primary accountability for Arch’s Global Insurance Group, which includes Arch’s North American and International Insurance Operations. From February 2013 through February 2019, he was the President and CEO of Arch Mortgage Insurance Company. From July 2007 to February 2013, Mr. Gansberg was Executive Vice President and a director at Arch Reinsurance Company (“Arch Re (U.S.)”). Prior to that, he held various underwriting, operational and strategic roles at Arch Re Bermuda and Arch Capital Services LLC, which he joined in December 2001. Mr. Gansberg currently serves on the board of directors of Coface SA. He holds a bachelor’s degree in actuarial mathematics from the University of Michigan and an MBA from Duke University.

About Vantage

Vantage Group Holdings Ltd. (Vantage) was established in late 2020 as a re/insurance partner designed for the future. Driven by relentless curiosity, the Vantage team of trusted experts provides a fresh perspective on clients' risks and adds creativity to tech-enabled efficiency and robust analytics to address risks others avoid. Vantage is a subsidiary of Howard Hughes Holdings Inc. Additional information about Vantage can be found at www.vantagerisk.com.

About Howard Hughes Holdings

Howard Hughes Holdings Inc. (NYSE: HHH) is a diversified holding company focused on growing long-term shareholder value. Its principal subsidiaries are Vantage Group Holdings, a leading specialty insurance, reinsurance, and partnership capital platform, and Howard Hughes Communities™, one of the nation’s leading real estate platforms. HHH brings together long-duration capital, high-quality operating businesses, and disciplined capital allocation to build long-term value. For additional information, visit www.howardhughes.com.

Forward-Looking Statements

Statements made in this press release that are not historical facts, including statements accompanied by words such as “anticipate,” “will,” “believe,” “expect,” “position,” “assume,” and other words of similar expression, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, estimates, assumptions, and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in Howard Hughes Holdings Inc.’s filings with the Securities and Exchange Commission, including its Quarterly and Annual Reports. Howard Hughes Holdings Inc. cautions you not to place undue reliance on the forward-looking statements contained in this release. Howard Hughes Holdings Inc. does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

Contacts

Howard Hughes

press@howardhughes.com

281-929-7700

Francis McGill

Pershing Square

McGill@persq.com

212-909-2455

John Flannery

Vantage Risk

john.flannery@vantagerisk.com

203-918-7151